UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2026

BIOXYTRAN, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-35027	26-2797630
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

75 Second Ave, Suite 605, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 617-454-1199

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001	BIXT	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 – Unregistered Sales of Equity Securities.

On March 18, 2026, the Company completed the closing of a private placement of unregistered shares of common stock under Securities Purchase Agreements with certain accredited investors pursuant to which the Company issued an aggregate of 21,071,667 shares of common stock at a purchase price of approximately $0.055 per share for aggregate gross proceeds of approximately $1.2 million.

In connection with the financing, the Company also issued warrants to purchase up to 19,750,001 shares of common stock at an exercise price of $0.12 per share. The warrants are exercisable immediately and expire five years from the date of issuance.

The securities described above were offered and sold in a private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D. The investors represented that they were accredited investors.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

Item 8.01. Other Events

On March 20, 2026, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, under the title:

Bioxytran, Inc. Completes $1.2 Million Private Placement

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1*	Press Release dated March 20, 2026, entitled “Bioxytran, Inc. Completes $1.2 Million Private Placement”.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed as an exhibit hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOXYTRAN, INC.

By:	/s/ David Platt, Ph.D.
David Platt, Ph.D., its Chief Executive Officer

Date March 20, 2026